Exhibit 99.4
Private – Confidential
Enrique Marco
c/o Vorwerk Espana Management S.L., S. COM
23.03.2006
Pension Benefits during your employment with Jafra Cosmetics International in US
Dear Mr. Marco,
As regards to your retirement benefits – be it the compulsory state pension benefit or be it the additional company pension benefit – we hereby agree to the following:
-	Jafra Cosmetics International will pay to you the gross amount of the voluntary state pension contribution in Spain, currently the gross amount being EUR 1,300 per month (net being approx. EUR 800 per month). This amount will be increased according to the Spanish legislation – usually on an annual base. The payment will only be effected until there is a re-entry into any compulsory membership in the Spanish state pension. After the end of each year you have to provide us with proof of payment of the contributions made. Also, please provide us with any increases necessary according to the Spanish legislation.

-	You will continue to be eligible to the International Retirement Policy of the Vorwerk Group, the payment will be effected by Jafra Cosmetics International US

-	You are not eligible to take part in any kind of company pension benefit / deferred compensation with Jafra Cosmetics International US, also including 401k Plan

-	The previous side letter as regards to pension claims becomes invalid
Please sign the copy of this letter as your sign of approval and return it to us.
Yours Sincerely,